Exhibit 4.8

AGREEMENT

THIS MEMORANDUM OF AGREEMENT is dated for reference this 1st day of May, 2003.

BETWEEN:

EDWARD SKODA
P.O. Box 367 Lomas Del Manglar
Chapala, Jalisco Mexico 45900

(hereinafter referred to as the "Vendor")

OF THE FIRST PART

AND:

LINUX GOLD CORP.
1103 – 11871 Horseshoe Way
Richmond, B.C. V7A 5H5

("hereinafter referred to as the "Purchaser")

OF THE SECOND PART

WHEREAS:

A.
the Vendor is the recorded and beneficial owner of TY Gold, TY Gold 2 & 3 (21 units), situated in the Lillooet Mining Division of the Province of British Columbia (hereinafter called the "said claim");

B.
the Vendor is desirous of selling all of its right, title and interest in and to the said claim to the Purchaser and the Purchaser is desirous of acquiring same (subject to the reservation 2% net smelter return interest (hereinafter called the "NSR") as hereinafter described);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and conditions set forth herein, the parties hereto agree as follows:

1.
Subject to the reservation of the NSR interest hereinafter described, the Vendor hereby sells, assigns and sets over to the Purchaser for their own use absolutely all of its right, title and interest in and to the said claim for the consideration more particularly described in Paragraph 2 hereof.

2.	As consideration for the sale of the said claim by the Vendor to the Purchaser, the Purchaser hereby agrees to pay to the Vendor the sum of TEN THOUSAND DOLLARS (CAD$10,000) as follows:

	(a)	The sum of FIVE THOUSAND DOLLARS (CAD$5,000) upon execution hereof (the receipt whereof by the Vendor is acknowledged);

	(b)	The sum of FIVE THOUSAND DOLLARS (CAD$5,000) on or before the 1st day of June, 2003.

3.	The Purchaser agrees to issue 150,000 shares of Linux Gold Corp. to the Vendor as follows:

	(a)	100,000 shares upon signing and approval from regulatory bodies.

	(b)	TEN THOUSAND DOLLARS (CAD$10,000) upon completion of Phase I no later than December 1, 2003.

	(c)	TEN THOUSAND DOLLARS (CAD$10,000) upon completion of Phase II no later than December 1, 2004.

	(d)	50,000 shares upon completion of Phase III no later than December 1, 2005.

4.	The Vendor covenants and agrees with the Purchaser as follows:

	(a)	That the said claim is in good standing at the date hereof, free and clear of any encumbrances, liens or charges as the case may be;

	(b)	That neither the Vendor nor any of its predecessors in interest or title have done anything whereby the said claim may become encumbered;

	(c)	That the Vendor has the right to enter into this agreement and to dispose of the interest in and to the said claim which is hereby covenanted for sale.

5.
Concurrently with the execution of this agreement, the Vendor shall execute a Bill of Sale transferring the said claim to the Purchaser, to be released to the Purchaser forthwith upon payment of the sum of FIVE THOUSAND DOLLARS (CAD$5,000) by the Purchaser to the Vendor.

6.
The parties acknowledge and agree that the Vendor shall retain an interest in two percent (2%) of the net smelter return to be derived from mining activities conducted on the said claim. For the purpose of this agreement the term "NSR" shall mean the net income from the production of ores, concentrates, minerals or metals from the said claim after deducting from all exploration, development and capital costs and all other charges and expenses whatsoever and taxes (other than income taxes) as reported in audited statements to be maintained by the Purchaser on the said claim. If any dispute should arise as to the meaning or application of this term such dispute shall be referred to the auditors of the Purchaser who shall resolve the dispute in accordance with generally accepted accounting principles and whose decision shall be binding upon the parties hereto.

7.	The Purchaser may purchase the NSR for ONE MILLION DOLLARS ($1,000,000) for each one percent (1%), prior to commercial production, in shares or in cash.

8.	This agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors or assigns as the case may be.

IN THE EVENT that this agreement is not executed on or before the 2nd day of May, 2003, this Agreement is nul and void.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LINUX GOLD CORP.	EDWARD SKODA

"John Robertson"	"Edward Skoda"
Signature	Signature

John Robertson	Edward Skoda
Print Name	Print Name

President	Owner
Title	Title